                                                                     EXHIBIT 4.2

                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made as of this 21st day of June, 1999, by and among LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LaSalle"), with its principal office at 135 South LaSalle Street, Chicago, Illinois 60603, and PHOENIX MEDICAL TECHNOLOGY, INC., a Delaware corporation ("Borrower"), with its principal office at Highway 521 West, Andrews, South Carolina 29510.

                                   WITNESSETH:

         WHEREAS, from time to time Borrower may request LaSalle to make loans and advances to and extend certain credit accommodations to Borrower, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made.

         NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrower by LaSalle, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

         1.       DEFINITIONS.

                  (a)      General Definitions.

                  "Account," "Account Debtor," "Chattel Paper," "Documents," "Equipment," "General Intangibles," "Goods," "Instruments," "Investment Property," and "Inventory," shall have the respective meanings assigned to such terms, as of the date of this Agreement, in the Maryland Uniform Commercial Code.

                  "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with Borrower; provided it is understood and agreed that based on the agreements existing as of the date of this Agreement, LIG is not at this time an Affiliate of the Borrower.

                  "Benefit Plan" shall mean an employee pension benefit plan of any Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, each of which is specified on SCHEDULE 13(v) attached hereto.

                  "Borrowing Base" shall have the meaning specified in paragraph 2(b)(i) hereof.

                  "Business Day" shall mean any day other than a Saturday, Sunday, or such other day as banks in Chicago, Illinois are authorized or required to be closed for business.

                  "Capital Expenditure Advance" shall mean an advance by LaSalle to or for the benefit of the Borrower under the Capital Expenditure Loan.

                  "Capital Expenditure Loan" shall have the meaning specified in paragraph 4 hereof.

                  "Capital Expenditure Loan Note" shall mean the promissory note in the maximum principal amount of the Capital Expenditure Loan executed by Borrower to the order of LaSalle, dated as of the Closing Date.

                  "Capital Expenditures" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of Borrower.

                  "Change of Control" shall mean if the current shareholders of Borrower shall cease to directly or indirectly, of record or beneficially, own or control in the aggregate at least fifty percent (50%) of the voting shares of Borrower free and clear of all liens and security interests.

                  "Closing Agenda" shall have the meaning specified in paragraph 15(a)(i) hereof.

                  "Closing Date" shall mean the date first stated above.

                  "Collateral" shall mean all of the personal property of Borrower described in paragraph 7 hereof, all of the real property of Borrower described in the Mortgages and all other real or personal property of any Obligor or any other Person now or hereafter pledged to LaSalle to secure, either directly or indirectly, repayment of any of the Liabilities.

                  "Debt Service Coverage Ratio" shall mean, with respect to any period, the ratio of: (i) net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus deferred taxes, plus depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued to shareholders or other Affiliates for such period which were not calculated in determining net income after taxes, and plus the after-tax increase in LIFO reserves or minus the after tax decrease in LIFO reserves; to (ii) current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade payables and revolving loans) and paid during such period.

                  "Default" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

                  "Dilution" shall mean, with respect to any period, the percentage obtained by dividing: (i) the sum of non-cash credits against Accounts of Borrower for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrower for such period, as determined by LaSalle; by (ii) gross invoiced sales of Borrower for such period.

                  "EBITDA" shall mean, with respect to any period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, less gains and losses attributable to any fixed asset sales made during such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

                  "Eligible Account" shall mean an Account owing to Borrower which is acceptable to LaSalle in its reasonable discretion for lending purposes. LaSalle shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the requirements set forth below. In the event LaSalle changes any of the requirements set forth below, LaSalle shall notify the Borrower of such change in writing.

                  (i) it is genuine and in all respects is what it purports to be;

                  (ii) it is owned by Borrower and Borrower has the right to subject it to a security interest in favor of LaSalle;

                  (iii) it arises from: (A) the performance of services by Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale of Goods by Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and Borrower has possession of, or has delivered to LaSalle at LaSalle's request, shipping and delivery receipts evidencing delivery of such Goods;

                  (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within thirty (30) days after the stated invoice date thereof and does not remain unpaid more than ninety (90) days past the stated invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid for more than ninety (90) days past the respective invoice dates thereof, then all Accounts owing to Borrower by that Account Debtor shall be deemed ineligible;

                  (v) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

                  (vi) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

                  (vii) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

                  (viii) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate of Borrower;

                  (ix) in the event LaSalle has notified Borrower in writing that Borrower should comply with the Assignment of Claims Act of 1940, as amended, it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to LaSalle pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

                  (x) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to:
(A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (z) Borrower has proven, to LaSalle's reasonable satisfaction, that it is exempt from any such requirements under any such state's laws;

                  (xi) it is an Account which arises out of a sale made in the ordinary course of Borrower's business;

                  (xii) the Account Debtor is a resident or citizen of, and is located within, the United States of America or Canada or the Account Debtor is not a resident or citizen of either such country but the Account is fully secured by either (a) an irrevocable letter of credit acceptable to and assigned to LaSalle, or (b) export credit insurance issued on a policy acceptable to LaSalle by an insurer acceptable to LaSalle;

                  (xiii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

                  (xiv) it is not an Account: (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement;

                  (xv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrower, exceeds the lesser of ten percent (10%) (or in the case of the LIG Group, on a combined basis, twenty-seven and one-half percent (27 1/2%), and in the case of Fisher Scientific International, Inc., twenty percent (20%)) of the aggregate of Borrower's Accounts or a credit limit determined by LaSalle in its reasonable credit judgment for that Account Debtor, provided, however, that Accounts excluded from Eligible Accounts solely by reason of this paragraph 1(a)(xv) shall be Eligible Accounts to the extent of such credit limit; and/or

                  (xvi) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by LaSalle in its reasonable discretion.

                  "Eligible Capital Expenditure" shall mean a capital asset to be used in the Borrower's business which LaSalle, in its reasonable credit judgement based upon such information as LaSalle may request from Borrower, has determined to be eligible for an advance under the Capital Expenditure Loan.

                  "Eligible Inventory" shall mean Inventory of Borrower which is acceptable to LaSalle in its reasonable discretion. Without limiting LaSalle's discretion, LaSalle shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the requirements set forth below. In the event LaSalle changes any of the requirements set forth below, LaSalle shall notify the Borrower of such change in writing.

                  (i) it is owned by Borrower and Borrower has the right to subject it to a security interest in favor of LaSalle;

                  (ii) it is located on the premises listed on Exhibit A and is not in transit;

                  (iii) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

                  (iv) it is not work in process and is held for sale or furnishing under contracts of service, it is (except as LaSalle may otherwise consent in writing) new and unused and free from defects which would, in LaSalle's reasonable determination, affect its market value;

                  (v) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless LaSalle has given its prior written approval (which such approval shall not be unreasonably delayed, withheld or conditioned) and Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to LaSalle, in form and substance acceptable to LaSalle, such UCC financing statements, warehouse receipts, waivers and other documents as LaSalle shall require;

                  (vi) LaSalle has determined in accordance with LaSalle's customary business practices that such Inventory is not unacceptable due to age, type, category or quantity (e.g., it may not be special mixes, propane gas, packaging supplies or slow moving); and

                  (vii) it is not Inventory: (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or
(B) which violates any of the covenants of Borrower contained in this Agreement.

                  "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

                  "ERISA Affiliate" shall mean any member of a controlled group of entities as determined under Section 414(b), (c), (m), or (o) of the IRC, of which the Borrowers are a member.

                  "Event of Default" shall have the meaning specified in paragraph 16 hereof.

                  "Excess Availability" shall mean, as of any date of determination by LaSalle, the excess, if any, of: (i) the Borrowing Base; over
(ii) the outstanding Revolving Loans as of the close of business on such date. For purposes of calculating Borrower's Excess Availability, all of Borrower's trade payables and outstanding debt, other than the Liabilities hereunder, which remain unpaid beyond the Borrower's normal and beyond customary payment trends shall, on the date of the determination of Excess Availability, be deemed to have been paid by Borrower with proceeds of a hypothetical advance under the Revolving Loans which hypothetical advance shall be added to the actual outstanding principal amount of the Revolving Loans.

                  "Exhibit A" shall mean the exhibit entitled "Exhibit A - Business and Collateral Locations" which is attached hereto and made a part hereof.

                  "Exhibit B" shall mean the exhibit entitled Exhibit B - Officer's Certificate, which is attached hereto and made a part hereof.

                  "Fiscal Year" shall mean with respect to Borrower, the twelve
(12) month accounting period of Borrower commencing January 1 of each calendar year and ending December 31 of such calendar year.

                  "GAAP" shall mean generally accepted accounting principles and policies in the United States as in effect from time to time.

                  "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

                  "Indemnified Party" shall have the meaning specified in paragraph 18 hereof.

                  "Kind" shall mean, with respect to any Loan, whether such Loan is a Revolving Loan, a Term Loan, or a Capital Expenditure Loan.

                  "LIFO" shall mean the Last-In, First-Out method of accounting for Inventory as determined in accordance with GAAP.

                  "LIG" shall mean London International Group, Inc., a New Jersey corporation.

                  "LIG Group" shall mean collectively LIG and all other Person's directly or indirectly controlling, controlled by or under common control with LIG.

                  "Liabilities" shall mean any and all obligations, liabilities and indebtedness of Borrower to LaSalle or to any parent, affiliate or subsidiary of LaSalle of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

                  "Loan" or "Loans" shall mean any and all Revolving Loans, the Capital Expenditure Loan, and the Term Loan made by LaSalle to Borrower pursuant to paragraphs 2, 3, and 4 hereof and all other loans, advances and financial accommodations made by LaSalle to or on behalf of Borrower hereunder.

                  "Lock Box" and "Blocked Account" shall have the meanings specified in paragraph 10 hereof.

                  "Material Adverse Effect" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of Borrower.

                  "Mortgage" shall mean each mortgage or deed of trust executed by Borrower in favor of LaSalle to secure the Liabilities.

                  "Multiemployer Plan" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of any Borrower or any ERISA Affiliate.

                  "Note" shall mean the Revolving Note, the Term Note, or the Capital Expenditure Loan Note.

                  "Obligor" shall mean Borrower and each Person who is or shall become primarily or secondarily liable for any of the Liabilities; provided, however, that such term shall not include any Account Debtor.

                  "Original Term" shall have the meaning specified in paragraph 12 hereof.

                  "Other Agreements" shall mean all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to LaSalle or to any parent, affiliate or subsidiary of LaSalle in connection with the Liabilities or the transactions contemplated hereby.

                  "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding stock or other similar ownership interest of Borrower or any Subsidiary.

                  "Permitted Liens" shall mean: (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of LaSalle; (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business; (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings; (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with capitalized leases or purchase money security interests for purchase of, and applying only to, Equipment included in the permitted borrowings under paragraph 13(q) or permitted as Capital Expenditures under paragraph 14(m), the documents relating to such liens to be in form and substance acceptable to LaSalle; (vi) liens securing indebtedness owing by any Subsidiary to Borrower to the extent such indebtedness is permitted under paragraph 14(k), or to any other Subsidiary of Borrower;
(vii) deposits to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein); (viii) liens specifically permitted by LaSalle in writing as set forth on SCHEDULE 1(a) attached hereto; (ix) lien on the Borrower's real property securing the Real Estate Loan; (x) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by an lien permitted by any of the foregoing subparagraphs (i) through (ix) inclusive; provided, that (a) such indebtedness is not secured by any additional assets, and (b) the amount of such indebtedness is not increased; (xi) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (xii) securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, acceptance and other facilities; (xiii) rights of setoff, banker's lien and other similar rights arising solely by operation of law; and (xiv) existing liens securing the Subordinated Debt.

                  "Person" shall mean any individual, sole proprietorship, partnership, limited liability company venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

                  "Prime Rate" shall mean the publicly announced prime rate of LaSalle National Bank, Chicago, Illinois, in effect from time to time. The Prime Rate is not intended to be the lowest or most favorable rate of LaSalle National Bank in effect at any time.

                  "Real Estate Loan" shall mean the Loan in the original principal amount of One Million Seven Hundred Sixty Thousand Dollars ($1,760,000.00) from Carolina First Bank to the Borrower which is secured by the land and building owned by the Borrower located approximately one mile west of Andrews, South Carolina.

                  "Renewal Term" shall have the meaning specified in paragraph 12 hereof.

                  "Revolving Loans" shall have the meaning specified in paragraph 2 hereof.

                  "Revolving Loan Commitment" shall mean the sum of Three Million Eight Hundred Thousand Dollars ($3,800,000.00).

                  "Revolving Note" shall mean the promissory note in the original principal amount of Three Million Eight Hundred Thousand Dollars ($3,800,000.00), executed by Borrower to the order of LaSalle, dated as of the Closing Date.

                  "Subordinated Debt" shall mean collectively: (i) all of the Borrower's now existing or hereafter arising liabilities and obligations to LIG; and (ii) any other debt of the Borrower which is subordinated to the Liabilities on terms and conditions acceptable to LaSalle.

                  "Subsidiary" shall mean any corporation or company of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

                  "Tangible Net Worth" shall mean shareholders' equity (including retained earnings) less the book value of all intangible assets, determined by LaSalle on a consistent basis, plus the amount of any debt subordinated to LaSalle on terms and conditions acceptable to LaSalle in its sole judgment, all as determined in accordance with GAAP, consistently applied.

                  "Term Loan" shall have the meaning specified in paragraph 3 hereof.

                  "Term Note" shall mean the promissory note in the original principal amount equal to the amount of the Term Loan, executed by Borrower to the order of LaSalle and dated as of the Closing Date.

                  "Total Credit Facility" shall mean the sum of Six Million Dollars ($6,000,000.00).

                  (b) Accounting Terms And Definitions. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by Borrower to LaSalle on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in paragraph 14(m) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to LaSalle by Borrower on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to LaSalle by Borrower on or before the Closing Date, the certificates required to be delivered pursuant to paragraph 14( ) demonstrating compliance with the covenants contained herein shall include, at the election of Borrower or upon the request of LaSalle, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

                  2. REVOLVING LOANS. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, absent the existence of an Event of Default:

                  (a) LaSalle shall make such revolving loans and advances (the "Revolving Loans") to Borrower as Borrower shall from time to time request, in accordance with the terms of paragraph 2(b) hereof. The aggregate unpaid principal amount of all Revolving Loans outstanding at any one time made to Borrower shall not exceed the lesser of: (i) the Borrowing Base; or (ii) the Revolving Loan Commitment. All Revolving Loans shall be repaid in full upon the earlier to occur of (A) the end of the Original Term or any Renewal Term, if either LaSalle or Borrower elects to terminate this Agreement as of the end of any such term and (B) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement. If at any time the outstanding principal balance of the Revolving Loans made to Borrower exceeds: (1) the Borrowing Base; or (2) the Revolving Loan Commitment, Borrower shall immediately, upon the request of LaSalle, pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Revolving Loans. In addition, if at any time the outstanding principal balance of the Loans exceeds the Total Credit Facility, Borrower shall immediately and without the necessity of a demand by LaSalle pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Loans in such order as LaSalle shall determine in its sole discretion. Borrower hereby authorizes LaSalle to charge any of Borrower's accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall, in LaSalle's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to LaSalle. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by LaSalle.

                  (b) LaSalle shall make Revolving Loans to Borrower up to the lesser of the following amounts, the amount calculated pursuant to subparagraph (i) below being the "Borrowing Base":

                           (i)      an amount equal to the sum of: (A) up to
eighty-five percent (85%) of the face amount of Eligible Accounts plus, (B) the lesser of (x) up to sixty percent (60%) of the value of Eligible Inventory, calculated on the basis of the lower of cost or market value on a first-in, first-out basis, and (y) One Million Five Hundred Thousand Dollars ($1,500,000.00), in each case, less such reserves as LaSalle elects to establish from time to time in the exercise of its reasonable discretion (to establish a reserve, LaSalle shall provide written notice to Borrower of the amount of, and reason for, such reserve) including, without limitation, a Dilution reserve if Dilution exceeds five percent (5%); or

                           (ii)     the Revolving Loan Commitment.

         3.       TERM LOAN.

                  (a) On the Closing Date, LaSalle shall make a term loan to Borrower in the original principal amount of One Million Seven Hundred Thousand Dollars ($1,700,000.00) (the "Term Loan"). Principal payable on account of the Term Loan shall be payable in successive monthly installments: (i) payable on the first day of each month, the first of which installments shall be due and payable on the first day of the month immediately following the 30th day after the Closing Date; and (ii) based on an amortization schedule consisting of eighty-four (84) equal and level payments; provided, however, that the entire unpaid principal balance of the Term Loan shall be due and payable in full upon the expiration of the Original Term of this Agreement; and, provided further, that in the event that the Original Term of this Agreement is initially or subsequently renewed in accordance with paragraph 12 hereof, then Borrower shall continue to make such equal and level monthly payments, with a final installment equal to the unpaid principal balance and any other amounts outstanding due and payable upon the expiration of the Renewal Term. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of the Term Loan, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of: (i) the last day of the Original Term or the last day of any Renewal Term, if either LaSalle or Borrower elects to terminate this Agreement as of the end of any such Original or Renewal Term; and
(ii) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement.

                  (b) If Borrower sells any Equipment, or if Borrower sells any real property subject to a Mortgage or if any of the Collateral is damaged, destroyed or taken by condemnation, Borrower shall pay to LaSalle, unless otherwise specifically provided herein or otherwise agreed to by LaSalle, as and when received by Borrower and as a mandatory prepayment of the Term Loan, to be applied against the last maturing installments of principal thereof, in the inverse order thereof (or, at LaSalle's option, such of the other Liabilities of Borrower as LaSalle may elect), a sum equal to the proceeds received by Borrower (minus the outstanding amount of any indebtedness secured by a Permitted Lien, under paragraph (v) or (ix) of the definition of Permitted Lien, on such asset, which is superior to LaSalle's lien, and also less the reasonable out-of-pocket costs and expenses incurred in connection with such process) from: (i) such sale; or (ii) such damage, destruction or condemnation; provided, however, that without LaSalle's consent, unless and until an Event of Default has occurred and is continuing:

                           (i)      obsolete or worn out Equipment may be sold
or otherwise disposed of by Borrower and the proceeds thereof may be retained by Borrower, so long as the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than Five Thousand Dollars ($5,000.00), and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of by Borrower during any twelve-month period is less than Twenty Thousand Dollars ($20,000.00); and

                           (ii)     proceeds of Collateral arising from the
damage, destruction or condemnation thereof may be retained by Borrower and used by Borrower to repair, restore or replace such Collateral, as the case may be, so long as the fair market value of any such Collateral damaged, destroyed or condemned in any single incident is less than Five Thousand Dollars ($5,000.00), and the fair market value, in the aggregate, of all such Collateral owned by Borrower and damaged, destroyed or condemned during any twelve-month period is less than Twenty Thousand Dollars ($20,000.00).

         4. CAPITAL EXPENDITURE LOAN. Subject to the terms and conditions of this Agreement and the Other Agreements, absent the existence of an Event of Default upon request by Borrower, LaSalle shall make one or more Capital Expenditure Advances to Borrower for the acquisition of Eligible Capital Expenditures in the maximum aggregate principal amount outstanding at any one time of Five Hundred Thousand Dollars ($500,000.00) ("Capital Expenditure Loan"). Principal payable on account of the Capital Expenditure Loan shall be payable in accordance with the terms of the Capital Expenditure Loan Note. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of the Capital Expenditure Loan, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of (i) the last day of the Original Term or the last day of any Renewal Term, if either LaSalle or Borrower elects to terminate this Agreement as of the end of the Original or any Renewal Term, or (ii) the acceleration of the Obligations pursuant to paragraph 17 of this Agreement. Capital Expenditure Advances shall be made between the Closing Date and the date occurring six (6) months after the Closing Date, for the acquisition of Eligible Capital Expenditures. Capital Expenditure Advances shall be provided to Borrower upon the receipt by LaSalle of a written request for such advance together with invoices to evidence the cost of the capital asset for which the advance is being requested, and such other information as LaSalle may request. Each Capital Expenditure Advance shall be in a minimum amount of One Hundred Fifty Thousand Dollars ($150,000.00). LaSalle shall have no obligation to advance to Borrower more than eighty percent (80%) of the net invoice cost (less the value of all rebates, trade-ins, taxes, labor and shipping and installation charges) of any Eligible Capital Expenditure.

         5.       INTEREST, FEES AND CHARGES.

                  (a) Rates Of Interest. Interest accrued on all Loans shall be due on the earliest of: (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month; (ii) the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate the maturity and payment of the Liabilities; or (iii) termination of this Agreement pursuant to paragraph 12 hereof. interest shall accrue on: (A) the unpaid principal balance of the Term Loan made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to one and three-quarters percent (1.75%) above the Prime Rate; (B) the unpaid principal balance of the Capital Expenditure Loan made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to one and three-quarters percent (1.75%) above the Prime Rate; and (C) the principal amount of the Revolving Loans made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to one and one-half percent (1.5%) above the Prime Rate. The rate of interest payable on the Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime

Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to the rate of interest then in effect plus two percent (2%).

                  (b) Computation Of Interest And Fees. Interest and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by LaSalle shall be deemed applied by LaSalle on account of the Liabilities (subject to final payment of such items) on the first Business Day after receipt by LaSalle of good funds in LaSalle's account located in Chicago, Illinois.

                  (c) Maximum Interest. It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which LaSalle may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

                  (d) Closing Fee. Borrower shall pay to LaSalle a closing fee of Sixty Thousand Dollars ($60,000.00), which shall be fully earned, nonrefundable and due on the Closing Date.

                  (e) Unused Line Fee. Borrower shall pay to LaSalle at the end of each month, in arrears, an Unused Line Fee equal to one-half of one percent (.5%) per annum on the daily average amount by which the Revolving Loan Commitment exceeds the outstanding principal balance of the Revolving Loans. The Unused Line Fee shall accrue from the Closing Date until the last day of the Original Term, and if applicable, from the first day to the last day of each Renewal Term.

                  (f) Examination And Appraisal Fees. In addition to the costs and expenses described in paragraph 14(n) hereof, Borrower shall pay to LaSalle an examination fee of Seven Hundred Dollars ($700.00) for each examination performed by or at LaSalle's direction of Borrower's books and records and Collateral and such other matters as LaSalle shall deem appropriate in its commercially reasonable judgment, each such fee to be paid upon the completion of each such examination.

                  (g) Capital Adequacy Charge. If LaSalle shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by LaSalle with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on LaSalle's capital as a consequence of its obligations hereunder to a level below that which LaSalle could have achieved but for such adoption, change or compliance (taking into consideration LaSalle's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by LaSalle to Borrower of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrower shall pay to LaSalle such additional amount or amounts ("Capital Adequacy Charge") as will compensate LaSalle for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of LaSalle claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to LaSalle, and the method by which such amount was determined. In determining such amount, LaSalle may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

         6.       LOAN ADMINISTRATION.

                  (a) Loan Requests. A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: (i) Borrower shall give LaSalle same day notice, no later than 10:30 A.M. (Chicago time) of such day, of its intention to borrow a Revolving Loan in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the coming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other Liability, shall be deemed irrevocably to be a request for a Revolving Loan on the due date thereof in the amount required to pay such interest or other Liability. As an accommodation to Borrower, LaSalle may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to LaSalle by Borrower. Unless Borrower specifically directs LaSalle in writing not to accept or act upon telephonic or electronic communications from Borrower, LaSalle shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of LaSalle's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to LaSalle by Borrower and LaSalle shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrower.

                  (b) Disbursement. Borrower hereby irrevocably authorizes LaSalle to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: (i) the proceeds of each Revolving Loan requested under paragraph 6(a)(i) shall be disbursed by LaSalle in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and LaSalle from time to time, or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Loan requested under paragraph 6(a)(ii) shall be disbursed by LaSalle by way of direct payment of the relevant interest or other Liability.

         7. GRANT OF SECURITY INTEREST TO LASALLE. As security for the payment of all Loans now or in the future made by LaSalle to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to LaSalle and grants to LaSalle a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (b) all Chattel Paper, Instruments, Investment Property, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and fixtures; (e) all deposits and cash and any other property of Borrower now or hereafter in the possession, custody or control of LaSalle or any agent or any parent, affiliate or subsidiary of LaSalle or any participant with LaSalle in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (f) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

         8. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Borrower shall, at LaSalle's request, at any time and from time to time, execute and deliver to LaSalle such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by LaSalle) and do such other acts and things as LaSalle may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of LaSalle (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect LaSalle's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

         9. POSSESSION OF COLLATERAL AND RELATED MATTERS. Until an Event of Default has occurred, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower's business, to:
(a) sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

         10.      COLLECTIONS.

                  (a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box ("Lock Box") with a financial institution acceptable to, and in the name and under exclusive control of, LaSalle. Borrower shall establish an account ("Blocked Account") in LaSalle's name for the benefit of Borrower with a financial institution acceptable to LaSalle, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments made for Inventory or services sold or rendered by Borrower and received by Borrower in the identical form in which such payments were made, whether by cash or check. If Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, LaSalle and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner reasonably satisfactory to LaSalle, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of LaSalle, that such financial institution has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to LaSalle, funds deposited in the Blocked Account on a daily basis as such funds are collected. Borrower agrees that all payments made to the Blocked Account established by Borrower or otherwise received by LaSalle, whether in respect of the Accounts of Borrower or as proceeds of other Collateral of Borrower or otherwise, will be applied on account of the Liabilities of Borrower in accordance with the terms of this Agreement. Borrower agrees to pay all reasonable fees, costs and expenses which Borrower incurs in connection with opening and maintaining a Lock Box and Blocked Account. All of such fees, costs and expenses which remain unpaid by Borrower pursuant to any Lock Box or Blocked Account Agreement with Borrower, to the extent same shall have been paid by LaSalle hereunder, shall constitute Revolving Loans hereunder, shall be payable to LaSalle by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to LaSalle in kind shall be endorsed by Borrower to LaSalle, and, if that endorsement of any such item shall not be made for any reason, LaSalle is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact: (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral of Borrower and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited; and (iv) open and process all mail addressed to Borrower and deposited therein; provided, however, that LaSalle shall not exercise any such powers described in subparagraphs (i),
(ii) (except for routine Lock Box payments/proceeds) and (iv) unless and until an Event of Default has occurred.

                  (b) LaSalle may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities: (i) enforce collection of any of Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower upon such terms, for such amount and at such time or times as LaSalle deems reasonably advisable; (v) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of Borrower; and (vi) do all other acts and things which are necessary, in LaSalle's reasonable discretion, to fulfill Borrower's obligations under this Agreement and to allow LaSalle to collect the Accounts. In addition to any other provision hereof, LaSalle may at any time on or after the occurrence and during the continuance of an Event of Default, at Borrower's expense, notify any parties obligated on any of the Accounts of Borrower to make payment directly to LaSalle of any amounts due or to become due thereunder.

                  (c) For the purpose of determining Borrower's Borrowing Base hereunder, LaSalle shall, upon receipt by LaSalle at its office in Chicago, Illinois, of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities in such order as LaSalle shall determine in its sole discretion.

                  (d) In its reasonable credit judgment, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, LaSalle may (but shall not be obligated to) pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by LaSalle in respect thereof and all reasonable costs, fees and expenses (including, without limitation, reasonable attorney fees for both inside and outside counsel, all court costs and all other charges relating thereto) incurred by LaSalle shall constitute Revolving Loans, payable by Borrower to LaSalle on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

                  (e) Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document including, without limitation, any Chattel Paper, Borrower shall deliver the original thereof to LaSalle together with an appropriate endorsement or other specific evidence of assignment thereof to LaSalle (in form and substance acceptable to LaSalle). If an endorsement or assignment of any such items shall not be made for any reason, LaSalle is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

                  (f) LaSalle shall render to Borrower each month a statement of Borrower's account or accounts, as the case may be, which shall constitute an account stated and shall be deemed to be correct and accepted by and be binding upon Borrower unless LaSalle receives a written statement of Borrower's exceptions thereto within thirty (30) days after such statement was rendered to Borrower.

         11. SCHEDULES AND REPORTS. Borrower shall furnish or cause to be furnished to LaSalle the following:

                  (a) Daily Reports. Borrower shall provide LaSalle with an executed daily loan report and certificate in LaSalle's then current form on each day on which Borrower requests a Revolving Loan, and in any event at least one each week, which shall be accompanied by copies of Borrower's sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to LaSalle and shall contain such additional information as LaSalle may reasonably require concerning Accounts and Inventory included, described or referred to in such report and any other documents in connection therewith requested by LaSalle including, without limitation, but only if specifically requested by LaSalle, copies of all invoices prepared in connection with such Amounts.

                  (b) Monthly Financial Statements. As soon as practicable and in any event within thirty (30) days following the end of each calendar month: (1) statements of income and statements of cash flow of Borrower for each such month and for the period from beginning of the then current Fiscal Year of Borrower to the end of such month, (2) balance sheets of Borrower as of the end of such month, and (3) with respect to such statements of income and balance sheets, in comparative form, figures for the corresponding periods in the preceding Fiscal Year of Borrower, all in reasonable detail and certified by the chief financial officer of Borrower that such statements fairly present the financial condition of Borrower in accordance with GAAP, subject to changes resulting from normal year-end computations of Borrower's compliance with the covenants set forth in this Agreement.

                  (c) Monthly Reports. In addition to any other reports, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each month, (1) a detailed trial balance of Borrower's Accounts aged per invoice date, in form and substance reasonably satisfactory to LaSalle including, without limitation, the names and addresses of all Account Debtors of Borrower, and (2) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as LaSalle may require in its sole discretion), including a listing of any held checks; and (ii) within fifteen (15) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and LaSalle's standard form of Inventory report then in effect or the form most recently requested from Borrower by LaSalle, for Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

                  (d) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year of
Borrower: (i) statements of income of Borrower for such Fiscal Year, and a balance sheet of Borrower as of the end of such Fiscal Year; and (ii) statements of cash flow of Borrower for such Fiscal Year, such statements to be presented in accordance with GAAP and certified by independent certified public accountants of recognized national standing selected by Borrower and satisfactory to LaSalle, whose opinion shall be unqualified, in form and substance reasonably satisfactory to LaSalle. Such financial statements shall set forth in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year of Borrower.

                  (e) Annual Projections. As soon as practicable and in any event within thirty (30) days of the commencement of each Fiscal Year of Borrower, projected balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by LaSalle.

                  (f) Accountant's Reports. As soon as practicable and in any event within ten (10) days of delivery to Borrower, a copy of any letter issued by Borrower's independent public accountants or other management consultants with respect to Borrower's financial or accounting systems or controls, including all so-called "management letters".

                  (g) Explanation Of Budgets And Projections. In conjunction with the delivery of the annual presentation of projections or budgets referred to in paragraph 11(e) above, a letter signed by the President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in reasonable detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

                  (h) SEC Reports. Within ten (10) days after delivery to the Securities And Exchange Commission all quarterly and annual reports required to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                  (i) Other Information. With reasonable promptness, such other business or financial data, reports, appraisals and projections as LaSalle may reasonably request.

                  (j) Accompanying Certificates. All financial statements delivered to LaSalle pursuant to the requirements of this paragraph (except where otherwise expressly indicated) shall be prepared in accordance with GAAP as provided in this Agreement. Together with each delivery of financial statements required by paragraph 11(b) and (d) above, Borrower shall deliver to LaSalle an officer's certificate in the form attached hereto as Exhibit B, which shall include a calculation of financial covenants in the schedule attached to such officer's certificate in form satisfactory to LaSalle.

         12.      TERMINATION.

                  (a) This Agreement shall be in effect from the date hereof until June 21, 2002 ("Original Term") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "Renewal Term") unless: (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof; or (ii) Borrower elects or LaSalle elects to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other party written notice of such election at least ninety (90) days prior to the end of the Original Term or the then current Renewal Term, in which case Borrower shall pay all of the Liabilities under this Agreement in full on the last day of such term. If one or more of the events specified in subparagraphs (i) or (ii) occurs, this Agreement shall terminate on the date thereafter that the Liabilities under this Agreement are paid in full; provided, however, that the security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities under this Agreement shall have occurred. At such time as Borrower has repaid all of the Liabilities under this Agreement and this Agreement has terminated, (1) Borrower shall deliver to LaSalle a release, in form and substance reasonably satisfactory to LaSalle, of all obligations and liabilities of LaSalle and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of LaSalle, in form and substance satisfactory to LaSalle, for checks which LaSalle has credited to Borrower's account, but which subsequently are dishonored for any reason, and
(2) upon Borrower's request, LaSalle shall deliver to Borrower a release in form and substance reasonably satisfactory to Borrower.

                  (b) If, for any reason, this Agreement is terminated prior to the end of the Original Term or any Renewal Term including, in the sole discretion of LaSalle, if an effective termination results from Borrower prepaying all or substantially all of the Liabilities under this Agreement, Borrower agrees to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities under this Agreement owing by Borrower, an amount equal to: (i) three percent (3%) of the Total Credit Facility if this Agreement is terminated during the first year of the Original Term; (ii) two percent (2%) of the Total Credit Facility if this Agreement is terminated during the second year of the Original Term; and (iii) one percent (1%) of the Total Credit Facility if this Agreement is terminated during the third year of the Original Term or any Renewal Term, except, if terminated at the end of the Original Term or any Renewal Term pursuant to the terms set forth herein. In light of the extreme difficulty of accurately calculating actual damages arising out of any early termination, LaSalle and Borrower have agreed that the prepayment fee provided for above is a reasonable estimate of actual damages that would be incurred.

         13. REPRESENTATIONS AND WARRANTIES. Borrower hereby makes the following representations, warranties and covenants:

                  (a) the financial statements delivered or to be delivered by Borrower to LaSalle at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower in all material respects, and since the date of the Borrower's financial statements delivered to LaSalle most recently prior to the date of this Agreement, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect;

                  (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's principal place of business and all of Borrower's other places of business, locations of Collateral and post office boxes are as set forth in Exhibit A; Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise LaSalle in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

                  (c) the Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised LaSalle in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit A, and at other locations within the continental United States of which LaSalle has been advised by Borrower in writing;

                  (d) Borrower shall immediately give written notice to LaSalle of any use of any such Goods in any state other than a state in which Borrower has previously advised LaSalle such Goods shall be used, and such Goods shall not, unless LaSalle shall otherwise consent in writing, be used outside of the continental United States;

                  (e) no security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

                  (f) each Account or item of Inventory which Borrower shall, expressly or by implication, request LaSalle to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory and as otherwise reasonably established by LaSalle from time to time (excluding ineligibility based on the exercise by LaSalle of its discretion and ineligibility based on changes in requirements for which LaSalle has not previously notified the Borrower), and Borrower shall promptly notify LaSalle in writing if any such Eligible Account or Eligible Inventory shall subsequently become ineligible;

                  (g) Borrower is and shall at all times during the Original Term or any Renewal Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

                  (h) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; to the knowledge of the Borrower, the Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

                  (i) except as otherwise disclosed on SCHEDULE 13(i), there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened against Borrower which are reasonably likely to have a Material Adverse Effect and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to LaSalle;

                  (j) Borrower has obtained all licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety), the failure to comply with which would have a Material Adverse Effect on its business, property, assets, operations or condition, financial or otherwise;

                  (k) all written information now, heretofore or hereafter furnished by Borrower to LaSalle is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

                  (l) Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate;

                  (m) except as disclosed on the Perfection Certificate delivered to LaSalle, Borrower's name has always been as set forth on the first page of this Agreement and Borrower uses no tradenames or division names in the operation of its business, except as otherwise disclosed in writing to LaSalle;

Borrower shall notify LaSalle in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to LaSalle in writing;

                  (n) except as set forth on Schedule 13(n), with respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment, including, without limitation, the Equipment described or listed on the appraisal schedule of Equipment prepared by Rosen Systems, Inc. and dated March 11, 1999, delivered to LaSalle prior to the date of this Agreement; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all reasonably necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (iii) Borrower shall not permit any such items to become a fixture to real estate or an accession to other personal property; (iv) from time to time Borrower may sell, exchange or otherwise dispose of obsolete, unused or worn out Equipment, but only to the extent provided in paragraph 3
(b)(i) hereof; and (v) Borrower, immediately on demand by LaSalle, shall deliver to LaSalle (unless not readily obtainable, in which event, delivery shall be made immediately upon obtaining the same) any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment;

                  (o) this Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally;

                  (p) except as set forth on Schedule 13(p), Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

                  (q) as of the date of this Agreement, Borrower is not obligated, whether directly or indirectly, for any loans or other indebtedness for borrowed money other than: (i) the Liabilities; (ii) indebtedness disclosed to LaSalle on SCHEDULE 13 (q); (iii) unsecured indebtedness to trade creditors arising in the ordinary course of Borrower's business; and (iv) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower's business.

                  (r) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

                  (s) except as otherwise disclosed on SCHEDULE 13(s), Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

                  (t) Borrower is duly organized and in good standing in its state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states in which the failure to so qualify would not have a Material Adverse Effect;

                  (u) Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

                  (v) there are no controversies pending or, to the knowledge of the Borrower, threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect;

                  (w) Borrower possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it;

                  (x) except as set forth on SCHEDULE 13(x), no Benefit Plan is in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC within the immediately preceding five (5) year period; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan has been the subject of a waiver of the minimum funding standard under Section 412 of the IRC, no Benefit Plan has experienced an accumulated funding deficiency under
Section 412 of the IRC, no lien has been imposed upon the such Borrower or any ERISA Affiliate of such Borrower under Section 412(n) of the IRC, no Benefit Plan has been amended in such a way that the security requirements of Section 401(a)(29) of the IRC apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA; the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit plan; neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount in the aggregate in excess of $5,000 pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans; neither Borrower nor any ERISA Affiliate of borrower maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrower or any ERISA Affiliate of Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan;

                  (y) (i) except as set forth on Schedule 13(y), Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any

Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder;

                           (ii)     except as set forth on Schedule 13(y), there
has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower's knowledge threatened, and Borrower shall immediately notify LaSalle upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice and take prompt and appropriate actions to respond thereto, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored, disposed of any Hazardous Materials;

                           (iii)    except as set forth on Schedule 13(y),
Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials; and

                           (iv)     without limiting the generality of the
foregoing, Borrower shall, following the reasonable determination by LaSalle that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any non-compliance, with any Environmental Law, at Borrower's expense, cause an independent environmental engineer acceptable to LaSalle and reasonably acceptable to the Borrower to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof; and

                  (z) Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, Borrower believes that the "Year 2000 Problem" will not have a Material Adverse Effect on Borrower. From time to time, at the reasonable request of LaSalle, Borrower and its Subsidiaries shall provide to LaSalle such updated information or documentation as is requested regarding the status of their efforts to address the Year 2000 problem.

         Borrower represents, warrants and covenants to LaSalle that all representations, warranties and covenants of Borrower contained in this Agreement (whether appearing in paragraphs 13 or 14 hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and, other than representations and warranties that relate solely to an earlier date, shall be remade by Borrower at the time each Revolving Loan is made and each Capital Expenditure Loan is issued pursuant to this Agreement.

         14. COVENANTS. Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains LaSalle's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

                  (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

                  (b) LaSalle, or any Persons designated by it, shall have the right, at any reasonable time, in the exercise of its commercially reasonable credit judgment, to call at Borrower's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's business as LaSalle may consider reasonable under the circumstances. Borrower shall furnish to LaSalle such information relevant to LaSalle's rights under this Agreement as LaSalle shall at any time and from time to time reasonably request. Borrower authorizes LaSalle to discuss the affairs, finances and business of Borrower with any officers or directors of Borrower or any Affiliate, or with those employees of Borrower with whom LaSalle has determined in its commercially reasonable judgment to be necessary or desirable to converse, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to LaSalle or to such accountants. Borrower shall pay to or reimburse LaSalle for all reasonable fees, costs, and out-of-pocket expenses incurred by LaSalle in the exercise of its rights hereunder (in addition to the fees payable by Borrower pursuant to paragraph 5(g) hereof in connection with LaSalle's examination of Borrower's books and records and Collateral) and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

                  (c)      (i)      Borrower shall keep the Collateral properly
housed and shall keep the Collateral insured against such risks and in such amounts as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to LaSalle. Originals or certified copies of such policies of insurance have been, or within fifteen
(15) days after the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to LaSalle, showing loss under such insurance policies payable to LaSalle. Such endorsement, or an independent instrument furnished to LaSalle, shall provide that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of LaSalle to recover under such policy of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to LaSalle. Borrower irrevocably, makes, constitutes and appoints LaSalle (and all officers, employees or agents designated by LaSalle) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that LaSalle shall exercise such rights only upon the occurrence of an Event of Default;

                           (ii)     Borrower shall maintain, at its expense,
such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to LaSalle and originals or certified copies of such policies have been, or within fifteen (15) days after the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing LaSalle as additional insured thereunder and providing that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy shall be altered or canceled; and

                           (iii)    If Borrower at any time or times hereafter
shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then LaSalle, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as LaSalle deems advisable. All sums disbursed by LaSalle in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Revolving Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

                  (d) Borrower shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; Borrower shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; Borrower shall not sell, lease, grant a security interest in or otherwise dispose of any of the Collateral except as expressly permitted by this Agreement; and Borrower shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Exhibit A or in any written notice to LaSalle pursuant to paragraph 13(c) hereof, except for the removal of Inventory sold in the ordinary course of Borrower's business as permitted herein;

                  (e) all monies and other property obtained by Borrower from LaSalle pursuant to this Agreement will be used solely for business purposes of Borrower;

                  (f) Borrower shall, at the request of LaSalle, indicate on its records concerning the Collateral a notation, in form satisfactory to LaSalle, of the security interest of LaSalle hereunder, and Borrower shall not maintain duplicates or copies of such records at any address other than Borrower's principal place of business set forth on the first page of this Agreement; provided, however, that Borrower, in the ordinary course of its business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

                  (g) except as specifically set forth on Schedule 14(g) attached hereto, Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as: (i) the amount so contested is shown on Borrower's financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) upon the occurrence of an Event of Default, Borrower keeps on deposit with LaSalle (such deposit to be held without interest) an amount of money which, in the sole judgment of LaSalle, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if Borrower fails to prosecute such contest with reasonable diligence, LaSalle may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, LaSalle may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by LaSalle shall constitute Revolving Loans hereunder, shall be payable by Borrower to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

                  (h) Borrower shall not: (i) incur, create, assume or suffer to exist any indebtedness other than (A) indebtedness arising under this Agreement, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers, (C) the Subordinated Debt, (D) the Real Estate Loan, and (E) any other indebtedness described in paragraph 13(q)(ii) hereof; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (i) Borrower shall not enter into any merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its assets; Borrower shall not create any new Subsidiary or Affiliate or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; Borrower shall not enter into any transaction outside the ordinary course of Borrower's

                  (j) Borrower shall not: (i) declare or pay any dividend or other distribution (whether in cash or in kind) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock; or (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than the indebtedness owed to LaSalle;

                  (k) Borrower shall not make any loans to, or investment in, any Person, whether in cash, securities or other property of any kind, other than investments that are direct obligations of the United States;

                  (l) Borrower shall not amend its organizational documents or change its fiscal year;

                  (m) Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below until the termination of this Agreement and the repayment of all Liabilities.

The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower delivered on or before the Closing Date:

                           (i) Consolidated Tangible Net Worth. Borrower and its Subsidiaries, on a consolidated basis, shall maintain as of the end of (A) each fiscal quarter between the Closing Date and December 30, 1999, a Tangible Net Worth of not less than Six Hundred Fifty Thousand Dollars ($650,000.00), (B) the fiscal quarter ending December 31, 1999, a Tangible Net Worth of not less than Eight Hundred Thousand Dollars ($800,000.00), and (C) each fiscal quarter commencing with March 31, 2000 and continuing until this Agreement is terminated and all of the Liabilities have been repaid, a Tangible Net Worth of not less than One Million Dollars ($1,000,000.00);

                           (ii) Consolidated Interest Coverage Ratio. Borrower and its Subsidiaries, on a consolidated basis, shall have, as of the last day of (and for) (A) the three (3) month period ending September 30, 1999, (B) the six (6) month period ending December 31, 1999, (C) the nine (9) month period ending March 31, 2000, and (D) the twelve (12) month period ending on the last day of each fiscal quarter commencing with the quarter ending June 30, 2000, a ratio of (1) EBITDA for such period minus Capital Expenditures for such period not financed, to (2) interest expense for such period of not less than 1.5 to 1.0;

                           (iii) Consolidated Debt Service Coverage Ratio. Borrower and its Subsidiaries, on a consolidated basis, shall have: (A) as of the last day of (and for) the three (3) month period ending September 30, 1999, a Debt Service Coverage Ratio of not less than 1.0 to 1.0; and (B) as of the last day of (and for) (1) the six month period ending December 31, 1999, (2) the nine month period ending March 31, 2000, and (3) the twelve month period ending on the last day of each fiscal quarter commencing with the quarter ending June 30, 2000, a Debt Service Coverage Ratio for such period of not less than 1.25 to 1.0; and

                            (iv) Consolidated Capital Expenditures. Borrower and its Subsidiaries, on a consolidated basis, shall not: (A) make Capital Expenditures, which are not financed by term loans or capital leases of an aggregate amount of more than (1) Two Hundred Thousand Dollars ($200,000.00) during the period between the Closing Date and December 31, 1999, inclusive, or (2) Two Hundred Thousand Dollars ($200,000.00) during any fiscal year of the Borrower thereafter; or (B) make any Capital Expenditures, which are financed by term loans (other than the Capital Expenditure Loan) or capital leases, of an aggregate amount of more than (a) Two Hundred Thousand Dollars ($200,000.00) through the period between the Closing Date and December 31, 1999, inclusive, or (b) One Hundred Thousand Dollars ($100,000.00) during any fiscal year of the Borrower thereafter.

                  (n) Borrower shall reimburse LaSalle for all reasonable costs and expenses including, without limitation, reasonable legal expenses and reasonable attorneys' fees (both in-house and outside counsel), incurred by LaSalle in connection with the documentation and consummation of this transaction and any amendments or modifications of this Agreement or the Other Agreements or other transactions between Borrower and LaSalle, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by LaSalle in seeking to collect any Liabilities and to administer and enforce any of LaSalle's rights under this Agreement. Borrower shall also pay all normal service charges with respect to accounts maintained by LaSalle for the benefit of Borrower. All such costs, expenses and charges shall constitute Revolving Loans hereunder, shall be payable by Borrower to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

                  (o) Borrower shall not: (i) pay any management or consulting fees to any Persons, or make any loan to any Person except travel advances made to employees in the ordinary course of business and loans to employees exceeding Twenty-Five Thousand Dollars ($25,000.00) to any single Person and Fifty Thousand Dollars ($50,000.00) in the aggregate outstanding for all Persons at any one time; provided, that no Event of Default shall have occurred prior to, or would occur as a result of, any such payment; or (ii) pay annual aggregate compensation, whether as salary, bonus or otherwise, to all directors or officers of Borrower in excess of one hundred ten percent (110%) of the aggregate compensation in effect on the date of this Agreement for the first year and one hundred ten percent (110%) of the prior year's aggregate compensation amount for subsequent years. The aggregate annual compensation amount(s) shall be adjusted each year for the net addition or loss of directors or officers;

                  (p) Borrower shall not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower except in the ordinary course of business in a manner and to an extent consistent with past practices of Borrower and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties; and

                  (q) Borrower shall promptly advise LaSalle in writing of any Material Adverse Effect or the occurrence of any Default or Event of Default.

         15.      CONDITIONS PRECEDENT.

                  (a) The obligation of LaSalle to fund the Term Loan and to fund the initial Revolving Loan is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

                           (i) LaSalle shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as SCHEDULE 15(a)(i) (the "Closing Agenda");

                           (ii) Except as set forth on Schedule 15(a), since April 4, 1999, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by LaSalle in its sole discretion;

                           (iii) LaSalle shall have received payment in full of all fees and expenses payable to it by Borrower on or before the Closing Date;

                           (iv)     LaSalle shall have determined that
         immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loan, the Capital Expenditure Loan, and the Revolving Loans, if any, requested to be made on the Closing Date, and (B) the payment or reimbursement by Borrower of LaSalle for all closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis the Excess Availability of Borrower shall not be less than Five Hundred Thousand Dollars ($500,000.00);

                           (v) LaSalle shall have received a certificate from Borrower's chief executive officer or chief financial officer, pursuant to which such officer shall certify that in calculating the Excess Availability described in clause (iv) above, Borrower's outstanding trade payables were (and are) current and not past due in any material respect;

                           (vi) The Obligors shall have executed and delivered to LaSalle all documents which LaSalle determines are reasonably necessary to consummate the transactions contemplated hereby;

                           (vii)    LaSalle shall have received evidence that
         (A) LIG has made payment into escrow of One Hundred Fifty Thousand Dollar ($150,000.00) for the nine (9) month extension of LIG's option to purchase substantially all of the assets of the Borrower, and (B) the only conditions for the release of such funds to the Borrower from the escrow are (x) the approval by the Borrower's shareholders of the nine (9) month extension of LIG's option, (y) the consent by Carolina First Bank to the execution of LIG's option, which consent has been obtained, and (z) the consent of LaSalle to the extension of LIG's option;

                           (viii) Borrower shall have delivered to LaSalle a list of all documents and agreements between Borrower and LIG and LaSalle shall complete a satisfactory review of all such documents and agreements which LaSalle has requested the Borrower to deliver to LaSalle.

                  (b) After the Closing Date, the obligation of LaSalle to make any requested Revolving Loan is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

                           (i) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;

                           (ii) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan, which has not been waived; and

                           (iii) Since April 4, 1999, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

         16. DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                  (a) the failure of the Borrower to pay when due, declared due, or demanded by LaSalle in accordance with the terms hereof, any of the Liabilities and such failure is not cured within three (3) Business Days;

                  (b) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements;

                  (c) the making or furnishing by any Obligor to LaSalle of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and LaSalle, which is untrue or misleading in any respect, or the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreement of such Obligor under any other agreement with any Person if such failure has or is reasonably likely to have a Material Adverse Effect;

                  (d) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

                  (e) the commencement of any proceedings: (i) in bankruptcy by or against any Obligor; (ii) for the liquidation or reorganization of any Obligor; (iii) alleging that such Obligor is insolvent or unable to pay its debts as they mature; or (iv) for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

                  (f) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

                  (g) the entry of any judgment or order in excess of $50,000.00 against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

                  (h) the occurrence of a default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to LaSalle pursuant to which such Person has guaranteed to LaSalle the payment of all or any of the Liabilities or has granted LaSalle a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;

                  (i) the occurrence of a default (unless such default has been waived) under any other agreement or instrument evidencing indebtedness for borrowed money in excess of $100,000.00 executed or delivered by Borrower or pursuant to which agreement or instrument Borrower or its properties is or may be bound;

                  (j)      a Change of Control shall have occurred;

                  (k) if any Reportable Event shall have occurred or any Benefit Plan shall be terminated within the meaning of title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Benefit Plan, the PBGC shall institute proceedings to terminate any Benefit Plan, or there shall be a withdrawal from any Multiemployer Plan, and there shall be a Material Adverse Effect in the case of any event described in this paragraph 16(k);

                  (l) the occurrence of any event or condition which has or is reasonably likely to have a Material Adverse Effect;

                  (m) the making of any payments on the Subordinated Debt which is not permitted pursuant to the terms of the Subordination And Intercreditor Agreement dated June ____, 1999, between LaSalle and LIG or otherwise permitted by LaSalle in writing;

                  (n) the occurrence of a default under any of the Borrower's agreements with LIG which has not been waived or cured within any applicable grace or cure period; or

                  (o) the occurrence of a default under the Real Estate Loan which has not been waived or cured within any applicable grace or cure period.

         Notwithstanding anything contained in this paragraph 16 or contained in any other provision of this Agreement or Other Agreements to the contrary, in the event of the institution of any proceedings described in paragraph 16(e) hereof against Borrower, LaSalle shall not be obligated to make advances to Borrower during the sixty (60) day grace period provided in paragraph 16(e).

         17.      REMEDIES UPON AN EVENT OF DEFAULT.

                  (a) Upon the occurrence of an Event of Default described in paragraph 16(e) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all of the Liabilities may, at the option of LaSalle, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

                  (b) Upon the occurrence and during the continuance of an Event of Default, LaSalle may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of LaSalle's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, LaSalle may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and LaSalle shall have the right to store the same at any of Borrower's premises without cost to LaSalle. Upon the occurrence and during the continuance of an Event of Default, at LaSalle's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to LaSalle at one or more places to be designated by LaSalle and reasonably convenient to LaSalle and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to LaSalle, and Borrower agrees that LaSalle shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least ten (10) calendar days before such disposition. Any proceeds of any disposition by LaSalle of any of the Collateral may be applied by LaSalle to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel) and any balance of such proceeds may be applied by LaSalle toward the payment of such of the Liabilities, and in such order of application, as LaSalle may from time to time elect.

         18. INDEMNIFICATION. Borrower agrees to defend (with counsel reasonably satisfactory to LaSalle), protect, indemnify and hold harmless LaSalle, each affiliate or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs, reasonable expenses and reasonable disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party by any third party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or the use or intended use of the proceeds of the Loans; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

         19. NOTICES. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of LaSalle shall be sent to it at 120 East Baltimore Street, Suite 1802, Baltimore, Maryland

21202, Attention: John Baier, Vice President (if by telecopy to (410) 837-0644), and in the case of Borrower shall be sent to Borrower at its principal place of business as set forth on the first page of this Agreement (if by telecopy to (843) 221-5201) with a courtesy copy to David L. Batty, Esquire, Kennedy, Covington, Labdell & Hickman, L.L.P., 100 North Tryon Street, Charlotte, North Carolina 28202-4006 (if by telecopy to (704) 331-7598)).

         20. CHOICE OF GOVERNING LAW AND CONSTRUCTION. This Agreement and the Other Agreements are submitted by Borrower to LaSalle for LaSalle's acceptance or rejection at LaSalle's place of business identified in paragraph 19 hereof as an offer by Borrower to borrow monies from LaSalle now and from time to time hereafter, and shall not be binding upon LaSalle or become effective until accepted by LaSalle, in writing, at said place of business. If so accepted by LaSalle, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF MARYLAND AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

         21. FORUM SELECTION. To induce LaSalle to accept this Agreement, Borrower irrevocably agrees that, subject to LaSalle's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE STATE OF MARYLAND. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LASALLE IN ACCORDANCE WITH THIS PARAGRAPH.

         22. MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and LaSalle. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties thereunder. Borrower hereby consents to LaSalle's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein including, without limitation, LaSalle's rights, titles, interest, remedies, powers and/or duties thereunder. Borrower agrees that it shall execute and deliver such documents as LaSalle may request in connection with any such sale, assignment, transfer or other disposition.

         23. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

         24. POWER OF ATTORNEY. Borrower acknowledges and agrees that its appointment of LaSalle as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

         25.      WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY.

                  (a) LASALLE AND BORROWER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF BORROWER OR LASALLE OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LASALLE. IN NO EVENT SHALL LASALLE BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

                  (b) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LASALLE OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

                  (c) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

                  (d) LaSalle's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of LaSalle thereafter to demand strict compliance and performance therewith. Any suspension or waiver by LaSalle of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of LaSalle in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by LaSalle unless such suspension or waiver is in writing, signed by a duly authorized officer of LaSalle and directed to Borrower specifying such suspension or waiver.

                  (e) Borrower has furnished and will furnish to LaSalle certain information concerning Borrower which Borrower has advised is non-public, proprietary or confidential in nature ("Confidential Information"). LaSalle confirms to the Borrower that it is LaSalle's policy and practice to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as such, and that it will protect the confidentiality of Confidential Information submitted to it with respect to Borrower under this Agreement, commensurate with its efforts to maintain the confidentiality of its own Confidential Information, provided, however, that: (i) nothing contained herein shall prevent LaSalle from disclosing Confidential Information (A) to its Affiliates and their respective directors, officers, and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its Affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this paragraph 25(e), (B) under color of legal authority, including, without limitation, to any regulatory authority having jurisdiction over it or its operations or to, or under the authority of, any court deemed by it to be of competent jurisdiction, (C) to any actual or potential assignee of or participant in LaSalle's rights and obligations under this Agreement to the extent such actual potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this paragraph 25(e), and (D) as necessary in connection with the exercise of its remedies under this Agreement or any of the Other Agreements; (ii) the terms of this paragraph 25(e) shall be inapplicable to any information furnished to it which is in possession prior to the delivery to it of such information by Borrower or any other authorized Person, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of LaSalle's failure or any prospective participant's or assignee's failure to abide hereby), or which was not non-public, proprietary or confidential when Borrower or any other authorized Person delivered it to LaSalle; and (iii) the determination by LaSalle as to the application of any of the circumstances described in the foregoing clauses (i) and (ii) will be conclusive and binding if made in good faith.

                  (f) Notwithstanding subparagraph (e) above, Borrower consents to LaSalle publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 21st day of June, 1999.

WITNESS/ATTEST:                    LASALLE BUSINESS CREDIT, INC.




                                   By:  /s/ Ronald W. Kerdasha, Jr.       (SEAL)
                                        -----------------------------------
                                        Name:  Ronald W. Kerdasha, Jr.
                                              -----------------------------
                                        Title: First Vice President
                                              -----------------------------


                                   PHOENIX MEDICAL TECHNOLOGY, INC.,
                                   A Delaware Corporation




                                   By:  /s/ Edward W. Gallaher, Sr.       (SEAL)
                                        -----------------------------------
                                        Name:  Edward W. Gallaher, Sr.
                                              -----------------------------
                                        Title: President
                                              -----------------------------